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                                                                    Exhibit 20.1

                                PROMISSORY NOTE

US$189,631.58                                                  November 17, 1998

      FOR VALUE RECEIVED, the undersigned, WORLDWIDE DATA, INC., together with its affiliates and assigns (the "Debtor"), by this Promissory Note (this "Note"), absolutely and unconditionally promises to pay to BRONSON B. CONRAD (the "Payee"), in lawful money of the United States of America the principal sum of One Hundred Eighty-Nine Thousand Six Hundred and Thirty-One Dollars and Fifty Eight Cents (US$189,631.58), together with accrued interest on the unpaid principal balance of this Note from the date hereof until paid at the rate of ten percent (10%) per annum. Interest shall be computed on the basis of a 360 day year and shall be payable in cash upon payment of principal. The principal hereof and the interest thereon shall be due and payable on demand. Payments shall be made to the Payee at the address to which notices to the Payee are to be made hereunder, or at such other place as the Payee may from time to time designate in writing. This Note is the Promissory Note referred to in the Stock Purchase Agreement by and between Debtor and Payee of even date herewith.

      This Note is made and delivered in New York, New York.

      The Debtor hereby reserves the right to prepay the indebtedness evidenced by this Note, in whole or in part, at any time without penalty or premium, upon the payment of principal and interest.

      The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

      This Note shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the Debtor has caused this Note to be executed and its seal affixed hereunto by its duly authorized officers the day and year first above written.

                                        WORLDWIDE DATA, INC


                                        By:  /s/ [ILLEGIBLE]
                                             -------------------
                                             Name:
                                             Title:

Attest:
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       Name:
       Title: